AMERICAN UNITED LIFE INSURANCE COMPANY


                       GUARANTEED RETURN OF PREMIUM RIDER


This rider is made part of the Contract to which it is attached and is effective on the Issue Date of the Contract.

Benefit

If your Contract is still in force at end of the tenth Contract Year, your Account Value will be adjusted to be the greater of:

1.   The Account Value on that Contract Anniversary, or

2. The Premiums paid under the Contract less a proportional adjustment for amounts previously withdrawn.


Cost for the Rider

The charge for this rider is shown on the Policy Data Page. Charges for this rider will cease upon termination of the rider.


Termination

This rider will terminate when the Contract is terminated or annuitized. Any transfer of Account Value to any Investment Account not listed on the Investment Option Election Form as approved for use with this rider will also terminate the rider. If the rider is terminated, it may not be reinstated.

               American United Life Insurance Company


                     /s/ Thomas M. Zurek

                          Secretary